TECHNE CORPORATION
                   RELEASES UNAUDITED FOURTH QUARTER RESULTS
                            FOR FISCAL YEAR 2008

Minneapolis/August 5, 2008/--Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended June 30, 2008 increased 18.9% to $27.3 million or $.70 per diluted share compared with $22.9 million or $.58 per diluted share for the quarter ended June 30, 2007. For the fiscal year ended June 30, 2008, Techne's consolidated net earnings increased 21.7% to $103.6 million or $2.64 per diluted share compared with $85.1 million or $2.15 per diluted share for the fiscal year ended June 30, 2007.

Net earnings as a percentage of net sales improved to 40.2% for the fiscal year ended June 30, 2008 from 38.1% in the fiscal year ended June 30, 2007. The improvement in net earnings was mainly due to increased consolidated net sales. The favorable impact on consolidated net earnings of the change in exchange rates used to convert foreign currencies (primarily British pound sterling and Euros) to U.S. dollars was $296,000 ($.008 per diluted share) for the quarter and $1.3 million ($.034 per diluted share) for the fiscal year ended June 30, 2008.

Consolidated net sales for the quarter and fiscal year ended June 30, 2008 were $67.8 million and $257.4 million, respectively. This was an increase of 16.0% and 15.2% from the quarter and fiscal year ended June 30, 2007, respectively. Consolidated net sales were favorably affected by the strength of foreign currencies as compared to the U.S. dollar. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 12.1% and 12.3% for the quarter and fiscal year ended June 30, 2008, respectively, from the comparable prior year periods.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, were $42.5 million and $165.7 million for the quarter and fiscal year ended June 30, 2008, increases of 11.6% and 13.0%, respectively, from the quarter and fiscal year ended June
30, 2007. This improvement was primarily the result of increased volume, including shipments to diagnostic customers. Increased sales to diagnostic customers positively effected Biotechnology net sales in the second and third quarters of fiscal 2008. The timing of diagnostic customer sales is not predictable and these sales increases are not necessarily indicative of future sales. Excluding sales to diagnostic customers, Biotechnology net sales increased 12.4% for the fiscal year ended June 30, 2008 from the comparable prior year period.

R&D Europe's net sales for the quarter and fiscal year ended June 30, 2008 were $21.0 million and $75.7 million, increases of 30.0% and 22.6%, respectively, from the same prior-year periods. R&D Europe's net sales increased 16.0% and 12.2% for the quarter and fiscal year ended June 30, 2008 when measured at currency rates in effect in the comparable prior periods.

Hematology net sales for the quarter and fiscal year ended June 30, 2008 were $4.2 million and $16.0 million, increases of 1.9% and 6.1%, respectively, compared to the quarter and fiscal year ended June 30, 2007. The increase for the fiscal year was mainly due to increased volume sales to several OEM customers during the third quarter of the fiscal year.

Consolidated gross margins were 79.5% for both the quarter and fiscal year ended June 30, 2008, compared to 78.3% and 79.1% for the quarter and fiscal year ended June 30, 2007, respectively. The gross margin improvement resulted from higher gross margins in Europe due to favorable exchange rates and changes in sales mix as a result of higher sales growth in the Biotechnology Division as compared to the sales growth in the lower margin Hematology Division. This improvement was partially offset by lower gross margins generated from high volume sales to diagnostic customers, particularly in the second and third quarters of the fiscal year.

Selling, general and administrative expenses for the quarter and fiscal year ended June 30, 2008 increased $1.1 million (14.6%) and $5.7 million (18.6%), respectively, from the same prior year periods. These increases include wage and salary increases and the hiring of additional marketing and administrative personnel to support the Company's sales growth. Selling, general and administrative expenses for the quarter ended June 30, 2008 also increased from the same prior year period due to increased profit sharing and bonuses of $841,000. Selling, general and administrative expenses for the fiscal year ended June 30, 2008 also increased because of additional profit sharing and bonuses of $2.0 million, increased legal fees of $837,000, R&D China selling, general and administrative expenses of $552,000, and the change in foreign currency exchange rates used to convert British pounds to U.S. dollars of $311,000.

The effective tax rates for both the quarter and fiscal year ended June 30, 2008 were 32.7% as compared to effective tax rates of 32.9% and 34.0% for the quarter and fiscal year ended June 30, 2007, respectively. Fiscal year 2008 rates were positively impacted by changes in state apportionment estimates. Without significant business developments, the Company expects its fiscal 2009 effective income tax rate to range from approximately 33.0% to 34.0%.

In November 2007, the Company's Board of Directors authorized the repurchase and retirement of up to $150 million of the Company's common stock. The Company repurchased approximately 140,000 shares of its common stock during the fourth quarter of fiscal 2008 for approximately $9.4 million. During fiscal 2008, the Company repurchased approximately 899,000 shares of its common stock for approximately $58.7 million.

Forward Looking Statements:

This earnings release contains forward-looking statements within the meaning of the Private Litigation Reform Act. These statements, including the Company's expectations as to and income tax rates, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.


For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                     *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems
Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          612) 379-8854



                      TECHNE CORPORATION
              CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)
                              (Unaudited)

                                       QUARTER ENDED    FISCAL YEAR ENDED

                                     6/30/08  6/30/07   6/30/08  6/30/07
                                     -------  -------  --------  -------
Net sales                            $67,769  $58,425  $257,420 $223,482
Cost of sales                         13,888   12,697    52,889   46,667
                                     -------  -------  -------- --------
Gross margin                          53,881   45,728   204,531  176,815
                                     -------  -------  -------- --------
Operating expenses:
 Selling, general and administrative   8,986    7,839    36,715   30,965
 Research and development              5,812    5,014    22,394   20,082
 Amortization of intangible assets       282      404     1,135    1,614
                                     -------  -------  -------- --------
      Total operating expenses        15,080   13,257    60,244   52,661
                                     -------  -------  -------- --------
Operating income                      38,801   32,471   144,287  124,154
Other expense (income):
 Interest expense                         --       --        --    1,083
 Interest income                      (2,783)  (2,565)  (12,188)  (8,434)
 Other non-operating expense, net      1,079      894     2,644    2,574
                                     -------  -------  -------- --------
      Total other income              (1,704)  (1,671)   (9,544)  (4,777)
                                     -------  -------  -------- --------
Earnings before income taxes          40,505   34,142   153,831  128,931
Income taxes                          13,248   11,218    50,273   43,820
                                     -------  -------  -------- --------
Net earnings                         $27,257  $22,924  $103,558 $ 85,111
                                     =======  =======  ======== ========
Earnings per share:
 Basic                               $  0.70  $  0.58  $   2.65 $   2.16
 Diluted                             $  0.70  $  0.58  $   2.64 $   2.15
Weighted average common
 shares outstanding:
 Basic                                38,665   39,444    39,139   39,406
 Diluted                              38,788   39,555    39,247   39,513




                          TECHNE CORPORATION
                       CONSOLIDATED BALANCE SHEETS
                             (In thousands)
                                (Unaudited)

                                                  6/30/08     6/30/07
                                                 --------    --------
ASSETS
Cash and equivalents                             $166,992    $135,485
Short-term available-for-sale investments          39,353      29,289
Trade accounts receivable                          31,747      29,559
Other receivables                                   1,585       1,407
Inventory                                           9,515       8,757
Other current assets                                9,241       8,341
                                                 --------    --------
  Current assets                                  258,433     212,838
Available-for-sale investments                     87,384      91,433
Property and equipment, net                       101,722      91,535
Goodwill and intangible assets, net                29,032      30,167
Other non-current assets                           30,798      28,871
                                                 --------    --------
  Total assets                                   $507,369    $454,844
                                                 ========    ========
LIABILITIES
Current liabilities                              $ 20,239    $ 17,193
Stockholders' equity                              487,130     437,651
                                                 --------    --------
  Total liabilities and equity                   $507,369    $454,844
                                                 ========    ========